Exhibit 10.14

May     , 2016

Amir Tavakkol, Ph.D.

40 East Shore Road

Mountain Lakes, NJ 07046

Dear Amir,

It is my pleasure to extend the following offer of employment to you on behalf of Viamet Pharmaceuticals Corp. (the “Company”) effective upon its conversion from Viamet Pharmaceuticals Holdings, LLC to a Delaware Corporation. The following is offered as part of your compensation package:

Title:	Chief Development Officer

Base Salary:	As determined by the Compensation Committee of the Board of Directors from time to time

You will be eligible to receive an annual cash bonus as determined by the Company’s Board of Directors in accordance with the Company’s performance-based bonus program.

Your employment with the Company is for no specified period and constitutes “at-will” employment in that it can be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or yourself, except as otherwise provided by law. The terms of this offer letter, therefore, do not and are not intended to create either an express and/or implied contract of employment with the Company. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

This letter sets forth the terms of your employment with the Company and supersede any prior representations or agreements whether written or oral.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

If you agree with and accept the terms of this offer of employment, please sign below and return this letter to me. We are pleased to have you join the Viamet team, and we look forward to our success together.

Very truly yours,

By:
Robert J. Schotzinger, M.D., Ph.D.
President & CEO

AGREED AND ACCEPTED BY:

Amir Tavakkol, Ph.D.